PFF BANCORP, INC. REPORTS 12 PERCENT INCREASE IN
EARNINGS PER SHARE

Pomona, Calif. -- July 23, 2004 -- PFF Bancorp, Inc. (NYSE:PFB), the holding company for PFF Bank & Trust (the "Bank") today reported a 12 percent increase in earnings per diluted share ("EPS") for the quarter ended June 30, 2004.  EPS increased to $0.64 for the current quarter from $0.57 for the comparable period of 2003 (adjusted for the 40 percent stock split effected in the form of a stock dividend paid on September 5, 2003, to shareholders of record on August 15, 2003).  Net earnings increased 15 percent to $10.8 million for the current quarter from $9.3 million for the comparative period of 2003.  Earnings before income taxes were $20.3 million for the current quarter, an increase of 26 percent or $4.1 million from the comparable period of 2003.  As discussed in our press release of June 9, 2004, we will be experiencing a temporary increase in our effective income tax rate during the current fiscal year.  Therefore, we believe it's appropriate to use earnings before income taxes as an important basis for comparing operating results for the current fiscal year with those of the prior year.

Net interest income for the current quarter increased $5.9 million or 20 percent to $35.9 million, from $30.0 million for the quarter ended June 30, 2003.  Net interest spread increased to 3.97% for the current quarter from 3.78% for the quarter ended June 30, 2003.

On a sequential quarter basis, net interest spread contracted 7 basis points.  The 7 basis point sequential quarter contraction in net interest spread was attributable to an 8 basis point decrease in average yield on interest-earning assets partially offset by a 1 basis point decrease in the average cost of interest-bearing liabilities.  The decrease in the average yield on interest earning assets was primarily due to higher turnover in our loan portfolio.  Principal paydowns on loans and leases receivable increased to $701.2 million for the current quarter compared to $480.2 million for the prior quarter and $573.7 million for the comparable period of the prior year.

The downward pressure on asset yields arising from this portfolio turnover was mitigated to a degree by continued growth in our portfolio of higher yield construction, commercial business, commercial real estate and consumer loans (the "Four-Cs").  The aggregate disbursed balance of the Four-Cs increased $129.9 million during the current quarter to $1.51 billion or 48 percent of loans and leases receivable, net, compared to $1.38 billion or 44 percent at March 31, 2004.  One year ago the Four-Cs were $1.28 billion or 48 percent of loans and leases receivable, net.  Four-Cs originations were $552.5 million or 83 percent of total originations for the current quarter, compared to $460.7 million or 87 percent of total originations last quarter and $416.4 million or 82 percent of total originations for the comparable period of the prior year.

The decrease in the average cost of interest-bearing liabilities was primarily due to an increase in our lower cost deposits.  Our lower cost deposits which are comprised of passbook, money market, NOW and other demand accounts ("core deposits") increased $65.8 million during the current quarter to $1.63 billion or 65 percent of total deposits.  One year ago, core deposits were $1.44 billion or 62 percent of total deposits. The average cost of core deposits was 0.85% for the current quarter compared to 0.86% for the prior quarter and 1.07% for the comparable period of 2003.

Larry M. Rinehart, President and CEO commented, "Sound execution of our business model is continuing to deliver strong and consistent earnings in a very competitive banking environment.

With the addition of our Yucaipa branch last quarter and additional branch expansion planned for the next several fiscal years, we are positioning ourselves for continued profitable expansion."

Total assets decreased $33.5 million during the quarter to $3.64 billion primarily due to a net decrease in mortgage-backed securities of $34.1 million.  Loans and leases receivable, net increased $14.1 million during the current quarter.  Deposits increased $48.9 million and FHLB advances and other borrowings decreased $80.6 million during the current quarter.

Non-interest income increased $1.2 million or 22 percent between the quarters ended June 30, 2004 and 2003 to $6.9 million.  The increase was due to a $1.4 million gain from the sale of a portion of our investment in an equity security.  The proceeds from this sale were used to fund a portion of the 134,100 shares of common stock we repurchased during the current quarter.

Strong growth in core deposits was reflected in deposit and related fees, which rose to $2.9 million for the current quarter from $2.8 million for the comparable quarter of the prior year. Trust and investment fees rose $198,000 or 36 percent between the quarters ended June 30, 2003 and 2004 reflecting an increase in market value of trust assets under custody or management to $292.7 million at June 30, 2004 from $249.8 million at June 30, 2003.

General and administrative ("G&A") expense increased $3.0 million or 16 percent between the quarters ended June 30, 2003 and 2004 to $21.9 million.  The increase in G&A expense was primarily attributable to the area of compensation and benefits.  Full-time equivalents ("FTE") increased to 642 FTE at June 30, 2004 as compared to 592 FTE at June 30, 2003.  The increase in FTE reflects our hiring experienced banking and investment advisory personnel to support the growth in loan, deposit and investment advisory operations.  On a sequential quarter basis, G&A expense has been relatively stable over the past three quarters at $21.9 million, $21.3 million and $21.1 million.  This stability reflects the fact that the staffing and infrastructure needed to support higher volumes of business are substantially now in place.

Income taxes and the effective tax rates were $9.5 million and 46.9 percent for the three months ended June 30, 2004 compared to $6.8 million and 42.3 percent for the comparative period last year.  The increase in our income taxes and effective tax rate as of June 30, 2004 was due to a book versus tax permanent difference associated with our Employee Stock Ownership Plan ("ESOP").  As discussed in our June 9, 2004 press release, we expect our effective tax rate to average approximately 46 percent for the current fiscal year and then to decrease to approximately 42 percent during the first quarter of fiscal 2006 when the current ESOP is completed.

Non-accrual loans were $11.9 million or 0.32 percent of gross loans and leases at June 30, 2004, compared to $13.6 million or 0.37 percent of gross loans and leases at March 31, 2004, and $22.3 million or 0.71 percent of gross loans and leases at June 30, 2003.  The non-accrual loan balance of $11.9 million as of June 30, 2004 primarily consists of one construction loan totaling $9.8 million located in Murrieta, California.  The decrease in non-accrual loans during the current quarter was due primarily to the upgrade to accrual status of one multi-family loan totaling $1.0 million located in Santa Ana, California and one single-family loan totaling $560,000.

At June 30, 2004, the allowance for loan and lease losses was $31.0 million or 0.83 percent of gross loans and leases and 261 percent of non-accrual loans compared to $30.8 million or 0.84 percent of gross loans and leases and 226 percent of non-accrual loans at March 31, 2004.  We recorded a $524,000 provision for loan and lease losses for the quarter ended June 30, 2004, compared to $300,000 last quarter and $660,000 for the quarter ended June 30, 2003.

During the current quarter, we repurchased 134,100 shares of our common stock at a weighted average price of $36.53 per share.  As of June 30, 2004, 377,480 shares remain under an 840,000-share repurchase authorization adopted by our Board of Directors on March 26, 2003.

At June 30, 2004, we were conducting business through 27 full-service banking branches, three registered investment advisory offices, two trust offices, a Southern California regional loan center, an office providing diversified financial services to home builders and one loan origination office in Northern California.

We will host a conference call at 8:30 A.M. PDT on Monday, July 26, 2004, to discuss our financial results.  The conference call can be accessed by dialing 1-800-275-3939 and referencing PFF Bancorp Inc.  An audio replay of this conference call will be available through Friday, August 6, 2004, by dialing 1-877-519-4471 and referencing replay PIN number 4910301.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's strategic objectives.  These forward-looking statements are based upon current management expectations, and may therefore involve risks and uncertainties. The Company's actual results or performance, may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the California real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

Contact Larry M. Rinehart, President and CEO or Gregory C. Talbott, Executive Vice President, CFO, PFF Bancorp, Inc. 350 So. Garey Avenue, Pomona, CA 91766, (909) 623-2323.

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	March 31,
	2004	2004

ASSETS
Cash and cash equivalents	$ 45,256	$ 60,151
Investment securities held-to-maturity (estimated fair value of
$5,777 at June 30, 2004, and $5,979 at March 31, 2004)	5,739	5,742
Investment securities available-for-sale, at fair value	58,722	62,957
Mortgage-backed securities available-for-sale, at fair value	258,785	292,888
Loans held-for-sale	4,172	2,119
Loans and leases receivable, net	3,163,454	3,149,318
Federal Home Loan Bank (FHLB) stock, at cost	42,894	42,500
Accrued interest receivable	14,246	14,752
Assets acquired through foreclosure, net	606	683
Property and equipment, net	28,288	27,430
Prepaid expenses and other assets	22,055	19,154
Total assets	$ 3,644,217	$ 3,677,694

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$ 2,503,941	$ 2,455,046
FHLB advances and other borrowings	771,000	851,600
Accrued expenses and other liabilities	46,184	54,677
Total liabilities	3,321,125	3,361,323
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value. Authorized 2,000,000
shares; none issued	-	-
Common stock, $.01 par value. Authorized 59,000,000
shares; issued 17,198,863 and 16,894,697; outstanding
16,785,063 and 16,614,997 at June 30, 2004 and
March 31, 2004, respectively	171	168
Additional paid-in-capital	152,485	144,585
Retained earnings, substantially restricted	176,709	173,188
Unearned stock-based compensation	(1,660)	(2,121)
Treasury stock (413,800 and 279,700 at June 30, 2004
and March 31, 2004, respectively)	(5)	(3)
Accumulated other comprehensive income (losses)	(4,608)	554
Total stockholders' equity	323,092	316,371
Total liabilities and stockholders' equity	$ 3,644,217	$ 3,677,694

PFF BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2004	2003

Interest income:
Loans and leases receivable	$ 44,541	$ 41,090
Mortgage-backed securities	2,548	1,932
Collateralized mortgage obligations	-	(294)
Investment securities and deposits	1,034	1,076
Total interest income	48,123	43,804
Interest expense:
Deposits	8,639	10,291
Borrowings	3,566	3,465
Total interest expense	12,205	13,756
Net interest income	35,918	30,048
Provision for loan and lease losses	524	660
Net interest income after provision
for loan and lease losses	35,394	29,388

Non-interest income:
Deposit and related fees	2,875	2,831
Loan and servicing fees	1,614	1,593
Trust and investment fees	755	557
Gain on sale of loans, net	43	375
Gain on sale of securities, net	1,439	117
Other non-interest income	130	134
Total non-interest income	6,856	5,607

Non-interest expense:
General and administrative:
Compensation and benefits	12,411	10,673
Occupancy and equipment	3,339	3,059
Marketing and professional services	2,315	2,088
Other non-interest expense	3,806	3,015
Total general and administrative	21,871	18,835
Foreclosed asset operations, net	76	(1)
Total non-interest expense	21,947	18,834
Earnings before income taxes	20,303	16,161
Income taxes	9,528	6,829
Net earnings	$ 10,775	$ 9,332

Basic earnings per share	$ 0.66	$ 0.59

Weighted average shares outstanding for basic earnings per share calculation	16,306,134	15,820,220

Diluted earnings per share	$ 0.64	$ 0.57

Weighted average shares outstanding for diluted earnings per share calculation	16,885,402	16,502,133

PFF BANCORP, INC. AND SUBSIDIARIES
Selected Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2004	2003
Performance Ratios
Return on average assets (1)	1.18%	1.19%
Return on average stockholders' equity (1)	13.39%	13.23%
General and administrative expense to average assets (1)	2.39%	2.40%
Efficiency ratio (3)	51.13%	52.83%
Average interest-earning assets to average interest-
bearing liabilities	107.96	108.74

Yields and Costs (1)
Net interest spread	3.97%	3.78%
Effective interest spread (2)	4.08%	3.94%
Average yield on interest-earning assets	5.47%	5.74%
Average cost of interest-bearing liabilities	1.50%	1.96%
Average yield on loans and leases receivable, net	5.73%	6.12%
Average yield on securities	3.66%	3.17%
Average cost of core deposits	0.85%	1.07%
Average cost of C.D.'s	2.41%	2.85%
Average cost of total deposits	1.42%	1.76%
Average cost of FHLB advances and other borrowings	1.76%	2.98%

Asset Quality
Net charge-offs	$ 295	$ 2,558
Net charge-offs to average loans and leases receivable, net (1)	0.04%	0.38%

Average Balances
Average total assets	$ 3,654,169	$ 3,138,525
Average interest-earning assets	$ 3,522,158	$ 3,053,404
Average interest-bearing liabilities	$ 3,262,362	$ 2,808,101
Average loans and leases receivable, net	$ 3,112,687	$ 2,686,677
Average securities	$ 339,098	$ 301,735
Average core deposits	$ 1,565,289	$ 1,431,764
Average C.D.'s	$ 882,711	$ 909,602
Average total deposits	$ 2,448,000	$ 2,341,366
Average FHLB advances and other borrowings	$ 814,362	$ 466,735
Average stockholders' equity	$ 321,778	$ 282,117

Loan and Lease Activity
Total originations	$ 666,467	$ 508,551
One-to-four family	$ 102,612	$ 88,860
Multi-family	$ 11,331	$ 3,262
Commercial real estate	$ 53,230	$ 47,866
Construction and land	$ 382,199	$ 276,371
Commercial loans and leases	$ 59,146	$ 55,294
Consumer	$ 57,949	$ 36,898
Purchases	$ 72,043	$ 93,262
Principal repayments	$ 701,169	$ 573,675
Sales	$ 3,757	$ 14,052

(1) Computed on an annualized basis.
(2) Net interest income divided by average interest-earning assets.
(3)	Total general and administrative expense divided by net interest income plus non-interest income.

	As of	As of
	June 30,	March 31,
	2004	2004
Asset Quality
Non-accrual loans	$ 11,889	$ 13,636
Non-accrual loans to gross loans and leases	0.32%	0.37%
Non-performing assets to total assets (1)	0.34%	0.39%
Allowance for loan and lease losses	$ 31,048	$ 30,819
Allowance for loan and lease losses to non-accrual loans	261%	226%
Allowance for loan and lease losses to gross loans	0.83%	0.84%

Capital
Stockholders' equity to assets ratio	8.87%	8.60%
Core capital ratio*	7.89%	7.64%
Risk-based capital ratio*	11.23%	11.21%
Shares outstanding at end of period	16,785,063	16,614,997
Book value per share outstanding	$ 19.25	$ 19.04
Tangible book value per share outstanding (2)	$ 19.17	$ 18.97

Loan, Lease and Deposit Balances
Construction loans (3)	$ 652,755	$ 572,762
Commercial business loans and leases	$ 170,286	$ 158,391
Commercial real estate loans	$ 497,584	$ 473,374
Consumer loans	$ 191,729	$ 177,880
One-to-four family loans	$ 1,569,019	$ 1,709,865
Multi-family loans	$ 118,432	$ 92,706
Core deposits	$ 1,626,720	$ 1,560,933
C.D.'s	$ 877,221	$ 894,113

(1)	Non-performing assets consist of non-accrual loans and assets acquired through foreclosure, net.
(2) Stated book value minus goodwill.
(3)	Net of undisbursed balances of $521,194 and $504,868 at June 30, 2004 and March 31, 2004, respectively.

* PFF Bank & Trust